UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address of principal executive offices, including zip code)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre- commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 6, 2013, Autoliv, Inc. (the “Company”) issued a press release announcing that its Board of Directors (the “Board”) had appointed Mr. George A. Lorch as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. The Board also appointed Dr. Xiaozhi Liu as a member of the Nominating and Corporate Governance Committee. The vacancies on these committees were the result of the previously announced resignation of Mr. Bo I. Andersson from the Board and its committees, which was effective as of November 6, 2013. Mr. Lorch has been a member of the Board since June 2003 and a member of the Nominating and Corporate Governance Committee since May 2011. Dr. Liu has been a member of the Board since November 2011.

The Company also announced in the press release that the Board had requested Mr. Lorch continue on the Board for a period of approximately one year following his reaching the age of 72, which, pursuant to the Company’s Corporate Governance Guidelines, is generally the age at which a director should offer his or her resignation from the Board. Mr. Lorch’s elected term is not scheduled to expire until May 2015.

A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	EXHIBITS

99.1	Press Release of Autoliv, Inc. dated November 6, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOLIV, INC.

Date: November 6 , 2013

	By:	/s/ Lars A. Sjöbring
	Name:	Lars A. Sjöbring
	Title:	Group Vice President – Legal Affairs General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Autoliv, Inc. dated November 6, 2013.